UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2013

REGENCY ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

DELAWARE	001-35262	16-1731691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 3700
 Dallas, Texas 75201
 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 750-1771

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 15, 2013, the Board of Directors of Regency GP LLC (“Company”), the general partner of Regency GP LP, the general partner of Regency Energy Partners LP (the “Partnership”), approved the election of Rich S. Rehm as Executive Vice President of Operations of the Company.  Mr. Rehm will receive an annual base salary of $275,000. In addition, Mr. Rehm will be eligible to receive a cash bonus for 2013 of up to 100% of his base salary on the same basis that incentive cash bonuses are paid to the Company’s other senior executives. Mr.  Rehm will also be eligible to participate in the Company’s other benefit plans on terms consistent with those applicable to other executives of the Company generally.

Mr. Rehm is 54 years old.  Prior to joining the Company he had been employed since 2012 by Energy Transfer Partners, LP (ETP) as Executive Vice President for Commercial Supply, Permian Basin Assets. Prior to that, he served as Vice President – Supply and Marketing for Southern Union Gas Services (SUGS), from 2010 to 2012.  Prior to that, he had served since 1980 in various capacities for DCP Midstream and its legacy companies, most recently as Vice President for the Southern Region Business Unit.  Mr. Rehm’s business experience during this entire period has been with midstream gas gathering and processing businesses.  ETP is an affiliate of the Partnership and the Partnership acquired SUGS on April 30, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY ENERGY PARTNERS LP By: Regency GP LP, its general partner By: Regency GP LLC, its general partner
By:	/s/ Thomas E. Long
Thomas E. Long
Executive Vice President and Chief Financial Officer

May 15, 2013